Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

Genco Shipping & Trading Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,673,000	$24.47	$40,938,310	0.00013810	$5,653.58
Total Offering Amounts						$40,938,310		$5,653.58
Total Fee Offsets								—
Net Fee Due								$5,653.58
Offering Note

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), Genco Shipping & Trading Limited (the “Registrant”) that may be issued under the plan referenced herein as a result of stock splits, stock dividends, recapitalization or similar transactions. The proposed maximum offering price per unit is estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on July [9], 2026. The security type represents shares of Common Stock of the Registrant reserved for issuance under the Amended and Restated 2015 Equity Incentive Plan.